Exhibit 10.38

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into this 10th day of April, 2015, by and between IPT BTC I GP LLC, a Delaware limited liability company (the “General Partner”) and Industrial Property Advisors LLC, a Delaware limited liability company (the “Advisor”). The General Partner is an indirect subsidiary of Industrial Property Trust Inc., a Maryland corporation (“IPT”).

RECITALS:

A. The General Partner and the Advisor entered into that certain Agreement, dated February 12, 2015 (the “Initial Agreement”). The General Partner and the Advisor desire to amend and restate the Initial Agreement as set forth herein.

B. The General Partner is the general partner of Build-to-Core Industrial Partnership I LP, a Delaware limited partnership (the “Partnership”), and has entered into the Amended and Restated Agreement of Limited Partnership of Build-to-Core Industrial Partnership I LP, dated as of February 12, 2015, (the “Partnership Agreement”) by and among the General Partner, IPT BTC I LP LLC, a Delaware limited liability company, which is a subsidiary of IPT, (the “IPT Limited Partner” and, together with the General Partner, collectively, the “IPT Partners”), bcIMC International Real Estate (2004) Investment Corporation, a Canadian corporation, as a limited partner (the “BCIMC Pension Partner”), and bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation, as a limited partner (the “BCIMC Accident Fund Partner” and, together with the BCIMC Pension Partner, collectively, the “BCIMC Limited Partner”, and together with the IPT Partners, the “Partners”).

C. The Partnership Agreement sets forth the terms pursuant to which the Partners intend to jointly invest in a portfolio of industrial properties located in major United States distribution markets. Any term with its initial letter capitalized and not otherwise defined herein shall have the meaning set forth in the Partnership Agreement.

D. Pursuant to Article 6 of the Partnership Agreement, the General Partner, in its capacity as General Partner, is obligated to provide or appoint others, including its affiliates, to provide the Partnership, with day-to-day management services, including but not limited to acquisition and asset management services and, to the extent applicable with respect to certain Partnership investments, development and construction management, property management, leasing and disposition services. The Partnership has agreed to pay certain fees (the “Fees”) as compensation for providing the services that are specifically enumerated in Section 6.3(a) of the Partnership Agreement (the “Services”) to the Partnership, including, where applicable, providing such services to the subsidiaries of the Partnership. The Fees are set forth in Exhibit D to the Partnership Agreement.

E. Pursuant to Exhibit J to the Partnership Agreement, the General Partner is entitled to receive a promote in the form of Carried Interest Distributions, in the event certain return thresholds are achieved (the “GP Promote”). The General Partner desires to share with the Advisor a portion of the GP Promote received by the General Partner from the Partnership equal to forty percent (40%) of the percentage interest of the Partnership held by partners other than IPT affiliates (the “Shared Portion”). The General Partner shall retain the remaining portion of the GP Promote, which retained amount shall be distributable to IPT through its wholly-owned subsidiaries.

F. Pursuant to the Amended and Restated Advisory Agreement, dated as of July 16, 2014, (the “Advisory Agreement”), by and among IPT, Industrial Property Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) and the Advisor, the Advisor provides acquisition and asset management services and, to the extent applicable with respect to certain of IPT’s investments, development and construction management, property management, leasing and disposition services to IPT and IPT’s subsidiaries. The General Partner does not and will not have any employees. Accordingly, the General Partner desires to appoint the Advisor as the provider of the Services and to assign to the Advisor all the Fees associated therewith, except for the Guaranty Fee (such assigned Fees which exclude the Guaranty Fee referred to herein as the “Assigned Fees”), and the Advisor desires to accept such appointment and such assignment, in each instance as provided herein.

G. The General Partner acknowledges and agrees that one hundred percent (100%) of the Assigned Fees should be paid directly by the Partnership to the Advisor, as the entity that shall provide the Services to the Partnership and its subsidiaries.

NOW THEREFORE, the General Partner and the Advisor hereby agree as follows:

1. Appointment. The General Partner hereby appoints the Advisor as the provider of the Services and assigns to the Advisor the obligation to provide and perform all of the Services. The Advisor hereby accepts such appointment and such assignment, and agrees to provide and perform the Services. The General Partner and the Advisor expressly acknowledge and agree that none of the General Partner, IPT or any of their affiliates (other than the Advisor) shall, either directly or indirectly, provide or perform any of the Services.

2. Assigned Fees. As consideration for the Advisor’s appointment to provide and perform the Services, the General Partner hereby assigns and transfers to the Advisor all of its right, title and interest in and to the Assigned Fees and each installment thereof. The General Partner shall direct the Partnership to pay the Assigned Fees directly to Advisor. As a result of the payment of the Assigned Fees pursuant to this Section 2, the fees payable to the Advisor under the Advisory Agreement will be reduced by the product of (a) the Assigned Fees actually paid to the Advisor, and (b) the percentage interest of the Partnership owned by IPT affiliates.

3. Promote.

(a)	The General Partner hereby agrees, with respect to any payment of the GP Promote received by the General Partner, to pay to the Advisor the Shared Portion.

(b)	The Shared Portion provided for herein shall be due and payable within ten days after receipt by the General Partner of a payment of the GP Promote from the Partnership.

(c)	It is the intent of the parties hereto that the General Partner shall be required to make a payment to the Advisor of the Shared Portion, solely in the event of and to the extent of the receipt by the General Partner of a payment of the GP Promote from the Partnership and that the General Partner shall be the only party liable for payment of the Shared Portion. The parties hereto agree that IPT, its subsidiaries and its affiliates (other than the General Partner) shall not be responsible or liable for any payments of the Shared Portion to the Advisor or any other party as a result of this Agreement. This Agreement shall not create any right of the Advisor to any payment from IPT or any of its subsidiaries or affiliates, other than as expressly set forth herein with respect to payment of the Shared Portion by the General Partner. Subject to the payment and adjustment mechanism set forth in Section 2 above, with respect to IPT’s percentage interest in the Partnership, the Advisor shall continue to be paid only those fees set forth in the Advisory Agreement, as amended from time to time.

(d)	The parties hereto agree that the General Partner’s maximum liability under this Section 3 shall be limited exclusively to any Shared Portion that shall have been received by the General Partner and not paid to the Advisor as required pursuant to Section 3(a) hereof.

(e)	To the extent permitted in the Partnership Agreement, the General Partner may at any time direct that the Shared Portion be paid directly by the Partnership to the Advisor.

(f)	To the extent the General Partner is required to return to the Partnership any amount of the Shared Portion that the General Partner has previously paid or caused to be paid to the Advisor hereunder, the Advisor hereby agrees to return to the General Partner an equivalent or pro rata amount, as appropriate.

4. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as follows:

If to the General Partner:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas G. McGonagle

with a courtesy copy to:	Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Judith D. Fryer

If to the Advisor:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Evan H. Zucker

with a courtesy copy to:	518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attention: Gary M. Reiff, Esq.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed wholly within that State.

6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

7. Further Assurances. Each party shall execute and deliver to the other all such further instruments as may be reasonably requested to make effective any provision of this Agreement.

8. Attorney Fees. If either of the parties obtains a judgment or arbitration award against the other party by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court or arbitrator shall be included in such judgment.

9. Captions/Pronouns. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

10. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns. Without limiting the generality of the foregoing, to the extent that the General Partner assigns its rights as general partner under the Partnership Agreement, it covenants that it will require any successor to expressly assume the General Partner’s obligations hereunder.

11. Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to each of the parties to this Agreement shall impair or affect the right of any such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted.

12. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, such provision shall be reformed and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be stricken and the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13. Amendment. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to either party.

14. Venue. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of Colorado; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section.

15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

16. Arbitration. Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered by the Judicial Arbiter Group (“JAG”) in Denver, Colorado, before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect, and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from JAG, but if they are unable to do so, then JAG shall designate an arbitrator. Any arbitrator selected by the parties or JAG shall be a qualified person who has experience with complex commercial disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.

17. Extension for Non-Business Days. Notwithstanding anything herein to the contrary, if the date for performance of any obligation under this Agreement falls on a Saturday, Sunday or federal holiday, performance shall be deemed to be required only on the first day thereafter which is not a Saturday, Sunday or federal holiday.

18. Termination.

(a)

Subject to Sections 18(b), (c) and (d), this Agreement shall terminate immediately upon the termination of the Advisory Agreement. After the date of termination of this Agreement (the “Termination Date”), the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive within thirty (30) days after the Termination Date all earned but unpaid fees payable to the Advisor prior to the Termination Date and any Shared Portion received by the General Partner and not paid to the Advisor as of the Termination Date. The Advisor shall cooperate with the General Partner to provide an orderly management transition. Section 3(f) of this Agreement shall survive termination.

(b)	If the Advisory Agreement is terminated without “Cause” (as defined in the Advisory Agreement), the Advisor shall have the option, in the Advisor’s sole discretion and subject to the consent of the BCIMC Limited Partner and the requirements of the Partnership Agreement, to elect to purchase fifty percent (50%) of the General Partner’s interest in the Partnership (the “General Partner Interest”) for consideration equal to the then-current fair market value of the General Partner Interest, as mutually agreed upon by the General Partner and the Advisor (the “Option”). If the Advisor elects to exercise the Option, the parties shall engage in the process set forth in Section 18(c) (the “Option Process”) and this Agreement shall terminate on the later to occur of (i) the termination of the Advisory Agreement and (ii) the expiration of the Option Period (as defined in Section 18(d)). If the Advisor does not elect to exercise the Option, this Agreement shall terminate in accordance with Section 18(a).

(c)	Option Process.

(i) If the Advisor elects to exercise the Option, the General Partner and the Advisor shall jointly request the BCIMC Limited Partner’s consent to transfer fifty percent (50%) of the General Partner Interest to the Advisor and amend the Partnership Agreement to:

(A) divide the role of General Partner into two roles consisting of the Managing General Partner and the Administrative General Partner;

(B) make the General Partner the Managing General Partner;

(C) admit the Advisor to the Partnership as the Administrative General Partner;

(D) provide that the General Partner, as the Managing General Partner, shall continue to have all of the rights and obligations attributed to the General Partner in the Partnership Agreement in effect as of the date of this Agreement, subject to Section 18(c)(i)(E); and

(E) provide that (1) the Administrative General Partner shall be obligated to provide the Services and shall be paid the Assigned Fees for providing the Services, (2) a portion of the GP Promote equal to the Shared Portion shall be paid to the Administrative General Partner and the balance of the GP Promote shall be paid to the Managing General Partner, and (3) the Administrative General Partner shall have no rights to manage or control the Partnership and, except as set forth in this Section 18(c)(i)(E), the Administrative General Partner shall not have any other rights under the Partnership Agreement.

(d)	Option Period.

The “Option Period” shall commence upon the General Partner’s delivery to the Advisor or receipt from the Advisor, as applicable, of written notice of termination of the Advisory Agreement (the “Notice Date”) and shall expire upon the earliest to occur of: (A) the receipt of the BCIMC Limited Partner’s consent, the completion of the transfer of fifty percent (50%) of the General Partner Interest to the Advisor and the amendment of the Partnership Agreement as set forth in Section 18(c)(i); (B) the receipt by the parties to this Agreement of written notice from the BCIMC Limited Partner that it will not consent to the parties’ request made pursuant to Section 18(c)(i); and (C) sixty (60) days following the Notice Date.

19. Effective Date. The General Partner and the Advisor agree that this Agreement shall be effective as of the date of the Initial Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IPT BTC I GP LLC

By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Dwight L. Merriman
Dwight L. Merriman
Chief Executive Officer

Industrial Property Advisors LLC

By: Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member

	By:	/s/ Evan H. Zucker
Evan H. Zucker
Manager